Exhibit 99.1

China 3C Group Appoints New Chief Financial Officer

ZHEJIANG PROVINCE, China, Oct. 8 /PRNewswire-FirstCall/ -- China 3C Group (OTC Bulletin Board: CHCG - News), a retailer and distributor of consumer and business products in China, announced today the appointment of Weidong Huang as chief financial officer.

Huang, the newly appointed CFO commented, "I am extremely pleased to have been appointed to this role. I understand the importance of good communication to investors and giving investors the information they need to evaluate our company. I look forward to meeting with more investors."

China 3C CEO Zhenggang Wang said, "We are extremely pleased to appoint Weidong Huang as our new CFO. He understands the nuances of our industry as well the importance of communicating effectively with investors. With his previous experience as a General Manager of an investment consulting company, he understands the importance of good communication with investors and he is prepared him to work with the financial community. He will be a major asset for us as we continue to grow our company."

China 3C expects the appointment of the new CFO to have no effect on previously issued guidance and to have no effect on the ability of the company to report third quarter results on time.

About China 3C

China 3C Group is a leading retail chain operating retail outlets in Eastern China. The company specializes in selling 3C products (communication, information technology and digital) in China. Among China 3C's primary attributes is its efficient distribution network and rapid logistics system. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/chcgprofile.aspx. For investor relations information regarding China 3C, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for China 3C, sign up at http://www.hawkassociates.com/email.aspx.

Forward-looking Statements:

Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward- looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward- looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

Source: China 3C Group